Exhibit 99.1

Ethan Allen Reports Strong Fiscal 2023 Third Quarter Operating Results and Increases Regular Quarterly Cash Dividend by 13%

DANBURY, CT – APRIL 26, 2023 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETD) today reported its financial and operating results for the fiscal 2023 third quarter ended March 31, 2023.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “We are pleased with our third quarter operating performance. We delivered consolidated net sales of $186.3 million, gross margin of 59.9%, operating margin of 15.5% and net income of $22.4 million. Our adjusted diluted earnings per share of $0.86 remained strong. We continue to generate strong operating cash flow and as of March 31, 2023, we had total cash and investments of $156.2 million and no debt. Our retail written orders surpassed pre-pandemic levels by 3.6%. We are also pleased to announce that on April 25, 2023, our Board approved an increase to our regular quarterly cash dividend to $0.36 per share, a 13% increase, payable on May 25, 2023.”

Mr. Kathwari continued, “Last week we had a grand reopening of our flagship design center located in Danbury, CT, positioning us as a leading Interior Design Destination. Our product programs continue to be enhanced under the umbrella of Classics with a Modern Perspective. We also continue to strengthen technology options for our interior designers to work with clients. Over the next six months, the projection of most of our 172 design centers in North America will be refreshed to reflect our Danbury, CT design center.”

“We are confident in the investments that we are making for the future, but recognize the need to remain cognizant of the slower economic environment in which we are currently operating in. We remain cautiously optimistic,” concluded Mr. Kathwari.

FISCAL 2023 THIRD QUARTER HIGHLIGHTS*

●	Consolidated net sales of $186.3 million decreased 5.7%
o	Retail net sales of $150.9 million decreased 9.5%
o	Wholesale net sales of $114.2 million decreased 5.7%

●	Written order trends
o	Retail segment written orders increased 3.6% compared with the pre-pandemic third quarter of fiscal 2019; down 12.3% compared with the third quarter of fiscal 2022
o	Wholesale segment written orders decreased 5.9% compared with the third quarter of fiscal 2019; decreased 9.3% from a year ago

●

Consolidated gross margin decreased to 59.9%, down from 60.4% a year ago due to a change in sales mix and lower delivered unit volume partially offset by product pricing actions taken over the past 12 months, disciplined promotional activity and lower input costs including reduced inbound freight and raw material costs

●

Operating margin of 15.5%; adjusted operating margin of 15.2% compared with 15.8% last year due to lower consolidated net sales, a gross margin reduction and higher retail delivery costs partially offset by our ability to maintain a disciplined approach to cost savings and expense control; selling, general and administrative expenses decreased 5.7% and equaled 44.7% of net sales in both periods presented, as the Company carefully managed expenses in a declining net sales environment

●

Advertising expenses were equal to 2.2% of net sales compared to 2.3% in the prior year third quarter; continued to utilize various advertising mediums including digital, direct mail, national television and radio; disciplined promotional activity remained comparable to the prior year

●	Diluted EPS of $0.87 compared with $0.97; adjusted diluted EPS of $0.86 decreased 7.5%

●	Generated $33.4 million of cash from operating activities, up 93.2% over the prior year

●	Paid regular quarterly cash dividends totaling $16.3 million

●	Ended the quarter with $156.2 million in cash and investments with no debt outstanding

●	Lowered inventory levels to $151.7 million as of March 31, 2023, down $24.8 million from June 30, 2022

* See reconciliation of GAAP to adjusted key financial measures in the back of this press release. Comparisons are to the third quarter of fiscal 2022.

KEY FINANCIAL MEASURES*

(Unaudited)
(In thousands, except per share data)
	Three months ended				Nine months ended
	March 31,				March 31,
	2023	2022	% Change		2023	2022	% Change
Net sales	$186,316	$197,659	(5.7%	)	$604,007	$588,079	2.7%
Gross profit	$111,551	$119,460	(6.6%	)	$365,187	$350,921	4.1%
Gross margin	59.9%	60.4%			60.5%	59.7%
GAAP operating income	$28,788	$32,653	(11.8%	)	$105,507	$96,305	9.6%
Adjusted operating income*	$28,318	$31,302	(9.5%	)	$102,883	$91,802	12.1%
GAAP operating margin	15.5%	16.5%			17.5%	16.4%
Adjusted operating margin*	15.2%	15.8%			17.0%	15.6%
GAAP net income	$22,356	$24,714	(9.5%	)	$80,402	$71,761	12.0%
Adjusted net income*	$22,005	$23,702	(7.2%	)	$78,442	$68,388	14.7%
Effective tax rate	25.1%	24.2%			25.4%	25.4%
GAAP diluted EPS	$0.87	$0.97	(10.3%	)	$3.14	$2.81	11.7%
Adjusted diluted EPS*	$0.86	$0.93	(7.5%	)	$3.07	$2.68	14.6%
Cash flows from operating activities	$33,419	$17,300	93.2%		$74,358	$40,001	85.9%

* See reconciliation of GAAP to adjusted key financial measures in the back of this press release

BALANCE SHEET and CASH FLOW

Cash and investments totaled $156.2 million at March 31, 2023, compared with $121.1 million at June 30, 2022. The increase of $35.1 million during the fiscal year was primarily due to $74.4 million in cash generated from operating activities and $8.1 million in proceeds received from a sale-leaseback transaction completed in August 2022 partially offset by $37.2 million in cash dividends paid and capital expenditures of $10.7 million as the Company continues to return capital to shareholders and reinvest back into the business.

Cash dividends paid were $37.2 million during the nine months ended March 31, 2023, which included a special cash dividend of $12.7 million, or $0.50 per share paid in August 2022.

Cash from operating activities totaled $74.4 million during the first nine months of fiscal 2023, an increase from $40.0 million in the prior year period due to a reduction in inventory carrying levels and accounts receivable combined with higher net income partially offset by a decline in customer deposits.

Inventories, net decreased to $151.7 million at March 31, 2023, compared with $176.5 million at June 30, 2022, as the Company restores its operating inventory levels to more historical norms as backlog declines. Inventory balances continue to decrease as the Company seeks to reduce its levels of inventory while also ensuring appropriate levels are maintained to service its customer base.

Customer deposits from written orders totaled $92.8 million at March 31, 2023, a decrease of $28.3 million during the fiscal year as retail net shipments outpaced written orders.

No debt outstanding at March 31, 2023.

DIVIDENDS

On April 25, 2023, the Company’s Board of Directors declared and increased the regular quarterly cash dividend to $0.36 per share, payable on May 25, 2023, to shareholders of record at the close of business on May 9, 2023. Ethan Allen has a long history of returning capital to shareholders and is pleased to increase its regular quarterly cash dividend by 13%, which highlights the Company’s strong balance sheet and operating results. The Company has paid an annual cash dividend every year since 1996 and increased its quarterly cash dividend each of the past five years.

CONFERENCE CALL

Ethan Allen will host a conference call with investors and analysts today, April 26, 2023, at 5:00 PM (Eastern Time) to discuss these results. The conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com.

The following information is provided for those who would like to participate in the conference call:

● U.S. Participants:	877-705-2976
● International Participants:	201-689-8798
● Meeting Number:	13736909

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for up to six months.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETD) is a leading interior design company, manufacturer and retailer in the home furnishings marketplace. The Company is a global luxury home fashion brand that is vertically integrated from product design through home delivery, which offers its customers stylish product offerings, artisanal quality, and personalized service. The Company provides complimentary interior design service to its clients and sells a full range of home furnishings through a retail network of design centers located throughout the United States and abroad as well as online at ethanallen.com. Ethan Allen owns and operates ten manufacturing facilities located in the United States, Mexico and Honduras, including one sawmill, one rough mill and a lumberyard. Approximately 75% of its products are manufactured or assembled in these North American facilities.

For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor Relations Contact:

Matt McNulty
Senior Vice President, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted operating income and margin, adjusted net income and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, or superior to, the financial performance measures prepared in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of these non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, forward-looking statements represent management’s beliefs and assumptions concerning current expectations, projections or trends relating to results of operations, financial results, financial condition, strategic objectives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, investments, future economic performance, business and industry and the effect of the COVID-19 pandemic on the business operations and financial results. Such forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “continue,” “may,” “will,” “short-term,” “target,” “outlook,” “forecast,” “future,” “strategy,” “opportunity,” “would,” “guidance,” “non-recurring,” “one-time,” “unusual,” “should,” “likely,” “COVID-19 impact,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. The Company derives many of its forward-looking statements from operating budgets and forecasts, which are based upon many detailed assumptions. While the Company believes that its assumptions are reasonable, it cautions that it is very difficult to predict the impact of known factors and it is impossible for the Company to anticipate all factors that could affect actual results and matters that are identified as “short term,” “non-recurring,” “unusual,” “one-time,” or other words and terms of similar meaning may in fact recur in one or more future financial reporting periods.

Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to, the risks and uncertainties disclosed in Part I, Item 1A. Risk Factors, in the Company’s 2022 Annual Report on Form 10-K and other factors identified in its reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC's website at www.sec.gov.

All forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements, as well as other cautionary statements. A reader should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. The Company is including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2023	2022	2023	2022
Net sales	$186,316	$197,659	$604,007	$588,079
Cost of sales	74,765	78,199	238,820	237,158
Gross profit	111,551	119,460	365,187	350,921
Selling, general and administrative expenses	83,233	88,270	262,342	259,457
Restructuring and other impairment charges, net of gains	(470)	(1,463)	(2,662)	(4,841)
Operating income	28,788	32,653	105,507	96,305
Other income (expense), net	1,071	(61)	2,263	(155)
Income before income taxes	29,859	32,592	107,770	96,150
Income tax expense	7,503	7,878	27,368	24,389
Net income	$22,356	$24,714	$80,402	$71,761

Net income per diluted share	$0.87	$0.97	$3.14	$2.81
Diluted weighted average common shares	25,599	25,549	25,580	25,504

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	June 30,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$61,031	$109,919
Investments	95,171	11,199
Accounts receivable, net	15,817	17,019
Inventories, net	151,655	176,504
Prepaid expenses and other current assets	28,275	32,108
Total current assets	351,949	346,749

Property, plant and equipment, net	223,284	223,530
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	117,871	100,782
Deferred income taxes	977	820
Other assets	2,114	2,886
Total ASSETS	$741,323	$719,895

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$28,043	$37,370
Customer deposits	92,772	121,080
Accrued compensation and benefits	20,952	22,700
Current operating lease liabilities	25,275	25,705
Other current liabilities	7,314	8,788
Total current liabilities	174,356	215,643

Operating lease liabilities, long-term	107,119	89,506
Deferred income taxes	2,465	4,418
Other long-term liabilities	4,190	3,005
Total LIABILITIES	$288,130	$312,572

Shareholders’ equity
Ethan Allen Interiors Inc. shareholders’ equity	$453,203	$407,349
Noncontrolling interests	(10)	(26)
Total shareholders’ equity	$453,193	$407,323
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$741,323	$719,895

Reconciliation of Non-GAAP Financial Measures

To supplement the financial measures prepared in accordance with GAAP, the Company uses non-GAAP financial measures, including adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below provide a reconciliation of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

(Unaudited)
(In thousands, except per share data)	Three months ended				Nine months ended
	March 31,				March 31,
	2023	2022	% Change		2023	2022	% Change
Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income	$28,788	$32,653	(11.8%	)	$105,507	$96,305	9.6%
Adjustments (pre-tax)*	(470)	(1,351)			(2,624)	(4,503)
Adjusted operating income*	$28,318	$31,302	(9.5%	)	$102,883	$91,802	12.1%

Consolidated Net sales	$186,316	$197,659	(5.7%	)	$604,007	$588,079	2.7%
GAAP Operating margin	15.5%	16.5%			17.5%	16.4%
Adjusted operating margin*	15.2%	15.8%			17.0%	15.6%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income	$22,356	$24,714	(9.5%	)	$80,402	$71,761	12.0%
Adjustments, net of tax*	(351)	(1,012)			(1,960)	(3,373)
Adjusted net income	$22,005	$23,702	(7.2%	)	$78,442	$68,388	14.7%
Diluted weighted average common shares	25,599	25,549			25,580	25,504
GAAP Diluted EPS	$0.87	$0.97	(10.3%	)	$3.14	$2.81	11.7%
Adjusted diluted EPS*	$0.86	$0.93	(7.5%	)	$3.07	$2.68	14.6%

* Adjustments to reported GAAP financial measures including operating income and margin, net income and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Nine months ended
(In thousands)	March 31,		March 31,
	2023	2022	2023	2022
Gain on sale-leaseback transaction	$(655)	$-	$(3,566)	$-
Gain on sales of property, plant and equipment	-	(1,518)	-	(5,431)
Severance and other charges	185	167	942	928
Adjustments to operating income	$(470)	$(1,351)	$(2,624)	$(4,503)
Adjustments to income before income taxes	$(470)	$(1,351)	$(2,624)	$(4,503)
Related income tax effects on non-recurring items(1)	119	339	664	1,130
Adjustments to net income	$(351)	$(1,012)	$(1,960)	$(3,373)

(1)	Calculated using the marginal tax rate for each period presented.